EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in Registration Statements on Form S-8 Nos. 333-44548, 333-60150, 333-84710 and 333-92340 of UTStarcom, Inc. of our report dated May 12, 2003 (May 23, 2003 as to Note 11) relating to the consolidated financial statements of CommWorks (an operating segment of 3Com Corporation) for the nine months ended February 28, 2003 and the years ended May 31, 2002 and June 1, 2001 report which appears in this Current Report on Form 8-K/A.

/s/ DELOITTE & TOUCHE LLP
San Jose, California
July 8, 2003